As filed with the Securities and Exchange Commission on September 24, 2002

                                                  Registration No. 333-_________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 INTERLAND, INC.
             (Exact name of registrant as specified in its charter)

       MINNESOTA                                       41-1404301
----------------------------------          ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                           303 PEACHTREE CENTER AVENUE
                                    SUITE 500
                             ATLANTA, GEORGIA 30303
                                 (404) 720-8301

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                                              COPIES TO:
        ALLEN L. SHULMAN, ESQ.                     T. CLARK FITZGERALD III, ESQ.
  VICE PRESIDENT AND GENERAL COUNSEL                  ARNALL GOLDEN GREGORY LLP
303 PEACHTREE CENTER AVENUE, SUITE 500                 2800 ONE ATLANTIC CENTER
        ATLANTA, GEORGIA 30303                        1201 WEST PEACHTREE STREET
            (404) 720-8301                           ATLANTA, GEORGIA 30309-3450
                                                            (404) 873-8688
(Name, address, including zip code, and
 telephone number, including area code,
         of agent for service)

                         ------------------------------

     Approximate Date of Commencement of Proposed Sale to the Public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                                                                             Proposed
Title of Each Class of Securities to             Amount to be      Proposed Maximum         Maximum           Amount of
be Registered                                    Registered (1)    Offering Price Per       Aggregate       Registration Fee
                                                                        Share(2)          Offering Price
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share           9,701,823 shares       $2.71              $26,291,940           $2,419
------------------------------------------------------------------------------------------------------------------------------

     (1) Includes 5,530,284 contingent shares, 1,608,830 shares subject to forfeiture, and 484,683 shares subject to escrow.

     (2) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of Interland's common stock on September 18, 2002, as reported on The Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2002


                                   PROSPECTUS


                                9,701,823 SHARES


                                 INTERLAND, INC.


                                  COMMON STOCK


     This prospectus relates to the potential offer and sale from time to time of up to 9,701,823 shares of our common stock by the shareholders identified on page 16 of this prospectus or in any accompanying supplement to this prospectus.

     The shareholders with registration rights may sell their shares as described in the section of this prospectus entitled "Plan of Distribution." That section details contractual restrictions on the number of shares which may be sold, based on the passage of time and other events. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     Our common stock is traded on The Nasdaq National Market under the symbol "INLD." The last reported bid price of the common stock on September ____, 2002 was $_____ per share.


                           __________________________

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           __________________________



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







              The date of this prospectus is September _____, 2002.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

SUMMARY......................................................................1


SELECTED CONSOLIDATED FINANCIAL DATA.........................................3


RISK FACTORS.................................................................5


FORWARD LOOKING STATEMENTS..................................................15


USE OF PROCEEDS.............................................................16


SHAREHOLDERS WITH REGISTRATION RIGHTS.......................................16


PLAN OF DISTRIBUTION........................................................17


DESCRIPTION OF CAPITAL STOCK................................................20


WHERE YOU CAN FIND MORE INFORMATION.........................................23


LEGAL MATTERS...............................................................24


EXPERTS.....................................................................24

                                     SUMMARY

     This summary highlights information that we believe is especially important concerning our business and this offering of common stock. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including the documents incorporated herein by reference, "Risk Factors" and our financial statements and related notes, before deciding to invest in the common stock.

WHO WE ARE

     We are a leading Web hosting company offering a broad range of business-class hosting products and services for small- and medium-sized businesses, including shared and dedicated hosting services, electronic commerce and other applications hosting services. We hosted more than 220,000 shared hosting accounts and managed nearly 7,000 dedicated servers at June 30, 2002.

     Historically we provided a variety of computer products and related services through PC Systems, our computer manufacturing business, and SpecTek, our memory products business. During fiscal 2001, we discontinued and sold both our PC Systems business and SpecTek. We are now exclusively a Web hosting company.

     We built our Web hosting business through the acquisition and integration of eight companies and three customer account acquisitions between 1999 and 2002:

     o    On  August 2,  1999,  we  acquired  100% of the  outstanding  stock of
          NetLimited,   Inc.  which  conducted  business  as  "HostPro,"  a  Los
          Angeles-based Web and applications hosting provider.

     o On September 2, 1999, we acquired the property and equipment of Micron Internet Services, formerly a division of Micron Technology, Inc., a Boise, Idaho-based provider of nationwide dial-up and broadband Internet access, virtual private network solutions, and e-commerce services.

     o On December 14, 1999, we acquired LightRealm, Inc., a Kirkland, Washington-based Web and applications hosting and Internet access company serving small- and medium-sized businesses.

     o    On  March  16,  2000,  we  acquired  Worldwide   Internet   Publishing
          Corporation, a Boca Raton, Florida-based Web hosting company that also served small- and medium-sized businesses.

     o On August 6, 2001, we acquired Interland, Inc., an Atlanta, Georgia-based Web and applications hosting company serving small- and medium-sized businesses and, in connection with the acquisition of Interland-Georgia, we changed our name from Micron Electronics, Inc. to Interland, Inc. and our trading symbol to "INLD."

     o On October 26, 2001, we acquired the small business-focused shared and dedicated retail Web hosting accounts of Interliant, Inc.

     o On January 14, 2002, we acquired the small business-focused shared and dedicated Web hosting accounts of AT&T relating to AT&T's Small Business Hosting Services and Business Ready Dedicated Hosting Services.

     o On February 8, 2002, we acquired Kansas City, Missouri-based Web hosting company Communitech.Net.

     o On May 3, 2002, we acquired Dialtone Internet. Dialtone, which is based in Ft. Lauderdale, Florida, is a dedicated hosting business, focused on meeting the hosting needs of small and medium businesses. Dialtone's former CEO, Alvaro Albarracin, has been hired as an executive of Interland, and will continue to run the Dialtone operation. This acquisition has added an operational Web hosting facility in Ft. Lauderdale, Florida to our operations.

     o On May 23, 2002, we acquired the small business-focused shared and unmanaged dedicated retail web hosting accounts of Burlee Networks LLC.

     o On August 30, 2002, we acquired iNNERHOST, Inc. iNNERHOST, which is based in Miami, Florida, is a shared and dedicated web hosting business, focused on small and medium businesses.

OUR STRATEGY

     Our strategic objective is to be the leading provider of standardized Web hosting products and services to small- and medium-sized businesses, which we consider to be the most profitable segment of the Web hosting market. We intend to profitably serve our target market by achieving scale and efficiency in our operations. Our target market is large, growing rapidly, and may be served with standardized products and services. Standardization of products and services permits the use of standardized processes and a higher degree of automation in many areas of operation, including the sales process. This approach contrasts with that of many competitors that focus on providing labor-intensive, customized solutions to larger enterprises. By delivering business-class Web hosting solutions in a scalable and efficient manner, we believe we can offer better value to our customers, leading to growing market share and profits. On the other hand, certain aspects of our target market present substantial challenges and risks. See "Risk Factors - Our target market presents substantial risks."

     The primary goal of merging Micron Electronics and Interland-Georgia was to create a new company with much greater scale. In order to maximize the benefits of our new size, we have undergone a rigorous integration process. This process has allowed us to identify and implement numerous cost synergies to enhance our operational efficiency prospects. To further accelerate profitability, we have embarked on an effort to acquire and integrate Web hosting accounts and businesses from competitors. We believe that such acquired accounts and businesses, added to internal account growth, will permit us to spread our fixed costs over a larger base, and to derive a greater percentage of profit from incremental revenues. Finally, we enjoy a strong financial position with low debt and substantial cash resources, and we do not expect to require additional capital.

PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time of up to 9,701,823 shares of our common stock by the shareholders identified on page 16 of this prospectus or in any accompanying supplement to this prospectus. These shareholders may sell their shares as described in the section of this prospectus entitled "Plan of Distribution." That section also details several contractual restrictions on the number of shares which may be sold by some shareholders, based on the passage of time and other events. We will not receive any of the proceeds from any sale of shares of common stock by the shareholders.

                                -----------------

     All references to "Interland," the "Company," "we," "us" or "our" in this prospectus mean Interland, Inc., a Minnesota corporation, f/k/a Micron Electronics, Inc., and all entities owned or controlled by Interland, Inc., except where it is made clear that the term only means the parent company. We report our operations on a fiscal basis with our fiscal year ending on August
31. All references in this prospectus including annual and quarterly periods are on a fiscal basis.

     Our principal executive offices are located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303. Our telephone number is (404) 720-8301 and our Web site is located at Interland.com. Information contained in our Web site is not part of this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes our consolidated financial information and other financial data. The selected statements of income data for each of the four fiscal years in the period ended August 31, 2001 and the selected balance sheet data as of August 31, 2001, August 31, 2000 and September 2, 1999 are derived from our audited consolidated financial statements and related notes. The selected consolidated statement of income data for the nine months ended May 31, 2002 and 2001 and the selected consolidated balance sheet data as of May 31, 2002 are derived from our unaudited consolidated financial statements, which, in our opinion, include all adjustments (consisting of only normal, recurring adjustments) necessary for a fair presentation.

     Dispositions. We sold our PC Systems and SpecTek business segments in 2001, and the amounts in our financial statements for all periods shown were reclassified to account for those two segments as discontinued operations. The selected statements of income data below reflect the results of our continuing operations, the Web hosting business.

     Acquisitions. During the periods covered by the data below, we completed the acquisitions of seven Web and applications hosting businesses and three customer account acquisitions: five acquisitions - including the accounts and/or businesses of Interliant, AT&T, CommuniTech.Net, Dialtone, and Burlee Networks - in the first nine months of fiscal 2002; one in fiscal 2001; two in fiscal 2000; and two in fiscal 1999. These acquisitions are reflected in our consolidated financial statements as of their respective dates of acquisition.

     This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto which we have filed separately and incorporated by reference into this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.


                               Nine Months Ended                              Fiscal Year Ended
                            -------------------------  ----------------------------------------------------------------
                              May 31,       May 31,     August 31,   August 31, September 2, September 3,   August 28,
                               2002           2001         2001         2000        1999        1998           1997
                            ------------  -----------  -----------  -----------  ---------   -----------   ------------
                            (Unaudited)   (Unaudited)                                                      (Unaudited)
                            ------------  -----------                                                      ------------
                                                           (In thousands, except for per share data)
CONSOLIDATED STATEMENTS
   OF INCOME DATA:
Revenues from
   continuing operations     $   76,806    $ 43,386     $ 60,752     $ 32,862     $   464     $      --     $       --
Income (loss) from
   continuing operations         13,988     (27,194)    (145,717)     (26,192)      5,187         5,081          2,733
Earnings (loss) per
   share, continuing
   operations:
     Basic..............           0.10       (0.28)       (1.46)       (0.27)       0.05          0.05           0.03
     Diluted............           0.10       (0.28)       (1.46)       (0.27)       0.05          0.05           0.03


                                                               As of
                            ---------------------------------------------------------------------------
                              May 31,     August 31,    August 31,   Sept. 2,      Sept. 3   August 28,
                               2002           2001         2000         1999        1998        1997
                            ------------  -----------  -----------  -----------  ----------  -----------
                            (Unaudited)                                         (Unaudited)  (Unaudited)
                            ------------               (In thousands)            ----------  -----------
CONSOLIDATED BALANCE
   SHEET DATA:
Total assets............     $  416,684    $ 429,280    $ 563,920    $ 502,826    $452,414    $ 419,270
Total debt..............         31,341       39,106        1,971        9,993      14,183       18,375
Shareholders' equity....        307,953      296,430      506,580      458,499     416,894      365,571

     Effective September 1, 2001, Interland adopted Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets" and discontinued amortization of goodwill for periods beginning after September 1, 2001. The following table includes "as adjusted" income (loss) and income (loss) per share for the years ended December 31, 2001, 2000 and 1999, as if the adoption of FAS 142 had occurred at the beginning of those respective years.

                                                                      FISCAL YEAR ENDED
                                                           AUGUST 31,   AUGUST 31,    SEPTEMBER 2,
                                                             2001          2000           1999
                                                          ------------ -----------    -----------
(In thousands, except per share amounts)

Income (loss) from continuing operations                  $ (145,717)  $  (26,192)    $    5,187
Add back goodwill amortization                                 6,809        4,920            121
                                                          ------------ -----------    -----------

Adjusted income (loss) from continuing operations:        $ (138,908)  $  (21,272)    $    5,308
                                                          ============ ===========    ===========

BASIC INCOME (LOSS) PER SHARE
Continuing operations                                     $    (1.46)  $    (0.27)    $     0.05
Goodwill amortization                                           0.07         0.05           0.00
                                                          ------------ -----------    -----------

Adjusted income (loss) per share from
  continuing operations:                                       (1.39)       (0.22)          0.05

DILUTED INCOME (LOSS) PER SHARE
Continuing operations as reported                              (1.46)       (0.27)          0.05
Goodwill amortization                                           0.07         0.05           0.00
                                                          ------------ -----------    -----------
Adjusted income (loss) per share from
  continuing operations:                                  $    (1.39)  $    (0.22)    $     0.05
                                                          ============ ===========    ===========

  Basic shares outstanding                                    99,596       96,447         96,127
  Diluted shares outstanding                                  99,596       96,447         96,633


                                  RISK FACTORS

     You  should  carefully   consider  the  following  factors  and  all  other
information contained in this prospectus before you make any investment decisions with respect to our securities. The risks and uncertainties described below are not the only risks we face.

     If any of the adverse events described in the following factors actually occur, or if we do not accomplish those events or objectives described in the factors as necessary to meet our expectations, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAVE INCURRED LOSSES SINCE INCEPTION, AND WE EXPECT TO INCUR LOSSES FOR AT LEAST THE NEXT SEVERAL QUARTERS.

     Excluding the income tax benefit of $64.2 million, we have incurred net losses and losses from operations for each period from our inception through the third quarter of fiscal 2002. We do not expect to generate free cash flow from ongoing operations until the first quarter of 2003. (Free cash flow consists of adjusted EBITDA less cash used for capital expenditures; adjusted EBITDA consists of loss from continuing operations, excluding interest income (expense), income taxes, depreciation and amortization, as further adjusted to exclude merger and integration costs, non-cash stock compensation expense, gain/loss from sale of our connectivity accounts and loss on investments). A number of factors could increase our operating expenses, such as:

     o    adapting network infrastructure to accommodate additional customers;
     o    increasing sales and marketing efforts;
     o    broadening customer support capabilities;
     o    unanticipated liabilities from the sale of GTG PC;
     o integrating the Interland-Georgia, HostPro, CommuniTech.Net, Dialtone Internet, and iNNERHOST or other acquired businesses; and
     o    expanding administrative resources in anticipation of future growth.

To the extent that increases in expenses are not offset by increased revenues, our results of operations and financial condition would be materially affected. Even if we achieve profitability and free cash flow, we may not be able to sustain or improve those results in the future.

OUR  HISTORICAL  FINANCIAL  INFORMATION  IS NOT  REPRESENTATIVE  OF  OUR  FUTURE
RESULTS.

     Since we have sold our non-hosting businesses and acquired other businesses in our industry, our historical financial information is not representative of our future operating results. Including the operations of the non-hosting businesses - which are classified as discontinued operations in our financial statements - Web hosting revenues represented less than 7% and 3% of our total revenues for fiscal 2001 and 2000, respectively. In addition, our financial results for fiscal 2001 reflect the integration of Interland-Georgia for only 25 days. By contrast, Web hosting revenues constituted 92.6% of our total revenues in the first nine months of fiscal 2002.

WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING, WHICH MAKES IT DIFFICULT TO EVALUATE OUR PROSPECTS.

     Our limited operating history makes evaluating our business operations and prospects difficult. Our range of service offerings has changed since our inception and our business model is still new and developing. Because some of our services are new, the market for them is uncertain. As a result, the revenues and income potential of our business, as well as the potential benefits of our acquisitions, may be difficult to evaluate.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND OUR FUTURE REVENUES AND PROFITABILITY ARE UNCERTAIN.

     Our past operating results have fluctuated on a quarterly and an annual basis. Our quarterly and annual operating results may continue to fluctuate, due to a wide variety of factors. Because of these fluctuations, comparing our operating results from period to period is not necessarily meaningful, and you should not rely upon such comparisons as an indicator of our future performance.

Factors that may cause our operating results to fluctuate include, but are not limited to:

     o    demand for and market acceptance of our services;
     o    introduction of new services or enhancements by us or our competitors;
     o technical difficulties or system downtime affecting the Internet generally or our hosting operations specifically;
     o    the mix of services we or our competitors deliver;
     o    customer retention;
     o the timing and success of our advertising and marketing efforts, and the efforts of those who resell our services;
     o increased competition and consolidation within the Web hosting and applications hosting markets;
     o changes in our pricing policies and the pricing policies of our competitors; and
     o    gains or losses of key strategic relationships.

     We cannot provide any assurances that we will succeed in our plans to increase the size of our customer base, the amount of services we offer or our revenues during the next fiscal year and beyond. In addition, relatively large portions of our expenses are fixed in the short term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we cannot continue using third-party products in our service offerings, our service development costs could increase significantly.

     The terrorist acts of September 11, 2001 have created an uncertain economic environment. We cannot predict the impact of these events or any subsequent terrorist acts, or of any related military action, on our customers or business, although some businesses may curtail spending on information technology.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our common stock has experienced a significant decline. The price has been and is likely to continue to be highly volatile due to several factors, such as:

     o our failure to benefit from the Interland-Georgia merger or our other acquisitions as quickly as anticipated or at all;
     o the Interland-Georgia merger's failure, or the failure of our other acquisitions, to impact our financial results in the way financial analysts expected;
     o    variations in actual and anticipated operating results;
     o    changes in earnings estimates by analysts;
     o variations in actual and anticipated operating results of customers or competitors;
     o    material reductions in spending by customers;
     o    announcements   by  us  or  our  competitors   regarding  new  service
          introductions;
     o the volatility inherent in stock within the sectors within which we conduct business;
     o    terrorist acts or any related military action;
     o    general decline in economic conditions; and
     o    reductions in the volume of trading in our common stock.

WE OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH AND MAY NOT BE ABLE TO SUSTAIN GROWTH IN OUR CUSTOMER BASE.

     The market for Web hosting and applications hosting services for small- and medium-sized businesses has only recently begun to develop and is evolving rapidly. Our future growth, if any, will depend upon the willingness of small- and medium-sized businesses to outsource Web and applications hosting services, our ability to increase our average revenues per customer, and our ability to retain customers. The market for our services may not develop further, consumers may not widely adopt our services and significant numbers of businesses or organizations may not use the Internet for commerce and communication. If this market fails to develop further or develops more slowly than expected, or if our services do not achieve broader market acceptance, we will not be able to grow our customer base. In addition, we must be able to differentiate our company from our competition through our service offerings and brand recognition. These activities may be more expensive than we anticipate, and we may not succeed in differentiating our company, achieving market acceptance of our services or selling additional services to our existing customer base.

OUR TARGET MARKET PRESENTS SUBSTANTIAL RISKS.

     We concentrate on serving small- and medium-sized businesses. This target market contains many businesses that will not be successful, and targeting this market consequently may pose substantially greater risk than other markets that we will be unable to collect our accounts receivable, and that our customers will not renew their service agreements. Moreover, we believe a significant portion of this target market is highly sensitive to price, and may be lost to a low-cost competitor. Because few businesses in this target market employ trained specialists, this market tends to generate a high number of customer service and technical support calls. The expense of responding to these calls is considerable, and it is likely to increase in direct proportion to revenue, potentially limiting the scalability of the business. Additionally, if a customer becomes dissatisfied with our response to such calls, cancellation, non-payment, or non-renewal becomes more likely. Our strategy for minimizing the negative aspects of our target market includes:

     o continued expenditures on sales and maketing to replace failing customers;
     o capitalizing on planned efficiencies to become a profitable provider at the lowest sustainable price;
     o automating customer care and technical support to reduce the cost per call, and to minimize the time spent by our personnel; and
     o intensive training and supervision of customer care and technical support personnel to maximize customer satisfaction.

We can give no assurance, however, that any of these measures will succeed, and our failure to manage these risks could have a material negative effect on our revenues, costs, and prospects.

IF  WE  DO  NOT   SUCCESSFULLY   INTEGRATE  THE   OPERATIONS  AND  PERSONNEL  OF
INTERLAND-GEORGIA OR OTHER ACQUIRED BUSINESSES IN A TIMELY MANNER, THIS WILL DISRUPT OUR BUSINESS AND NEGATIVELY AFFECT OUR OPERATING RESULTS.

     We face risks related to integrating and managing the operations and personnel of Interland Georgia, and, to a lesser degree, of other acquired businesses, such as CommuniTech.Net, Dialtone Internet and iNNERHOST. Integration is a complex, time- consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing common information and telecommunications systems, operating procedures, financial controls and human resources practices.

     We may encounter substantial difficulties, costs and delays in integrating the operations of acquired companies, including:

     o    potential incompatibility of business cultures;
     o    perceived adverse changes in business focus;
     o    potential conflicts in marketing or other important relationships;
     o potential operating inefficiencies and increased costs associated with having and integrating different information and telecommunications systems;
     o potential decline in the level of customer service and customer satisfaction; and
     o the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     In addition, we have acquired a number of other hosting companies or accounts and are still integrating these acquisitions. If these integration efforts are not successful, the results of operations could be adversely affected, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, the attention and effort devoted to the integration efforts will significantly divert management's attention from other important issues, such as expansion of the combined customer base, which could negatively affect our business and operating results.

THE INTERLAND-GEORGIA MERGER MAY PROVIDE LOWER BENEFITS AND INCUR HIGHER COSTS THAN EXPECTED, WHICH COULD HARM OUR FINANCIAL RESULTS AND LOWER THE VALUE OF OUR COMMON STOCK.

     We  expect  the  Interland-Georgia   merger  to  produce  synergistic  cost
reductions by enabling us to:

     o integrate and expand our nationwide technical support capabilities over a larger customer base;
     o    integrate our information and telecommunications systems;
     o    market a larger, combined business;
     o    eliminate excess data center capacity; and
     o    achieve  overall  economies  of  scale  for  the  combined   company's
          telecommunications costs.

Although we expect to realize cost synergies from the merger, and have realized some, we cannot guarantee that we will realize all expected cost synergies or state the amount of any cost synergies with any certainty. We expect to incur costs associated with the consolidation and integration of the companies' services and operations. If the total costs of the merger and related consolidation and integration exceed estimates, or if the cost synergies of the merger are less than expected, our financial results will suffer. Any shortfall in anticipated operating results could cause the market price of our common stock to decline. In addition, the market price of our common stock could decline significantly if we do not experience the business benefits of the merger as quickly or in as great amounts as securities analysts expect.

WE RECORDED A SIGNIFICANT AMOUNT OF GOODWILL RELATED TO THE INTERLAND-GEORGIA MERGER.

     We accounted for the acquisition of Interland-Georgia using the purchase method of accounting. Under the purchase method, the purchase price of $127.2 million was allocated to the assets acquired and liabilities assumed. As a result, based upon the purchase price of $127.2 million, there was $17.5 million of intangible assets and $102.9 million of goodwill on our balance sheet as of May 31, 2002. Goodwill is evaluated at least annually for impairment, and any impairment would affect our operating results.

WHEN WE ACQUIRE ADDITIONAL COMPANIES, CUSTOMER ACCOUNTS OR TECHNOLOGIES, WE WILL
FACE  RISKS  SIMILAR  TO  THOSE  WE  CURRENTLY  FACE  IN  CONNECTION   WITH  THE
INTERLAND-GEORGIA MERGER.

     As part of our strategy to grow the Web hosting business, we have made a number of acquisitions and investments, and we may continue to acquire businesses and assets we believe are complementary to our business. We will be required to record material goodwill and other intangible assets in the likely event the purchase price of an acquired business exceeds the fair value of the net assets acquired. In the past, this has resulted in significant amortization charges, and these charges may increase in future periods as we continue our acquisition strategy.

     Acquired businesses may not achieve the revenues and earnings we anticipate. When we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the merger with Interland-Georgia. For example, we may not be able to successfully assimilate additional personnel, operations, acquired technology and customer accounts into our business. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to existing shareholders. As a result, there could be a material adverse effect on our future financial condition and results of operations. We cannot assure you of the timing or size of future acquisitions, or the effect future acquisitions may have on our operating results.

WE COULD INCUR LIABILITIES IN THE FUTURE RELATING TO OUR PC SYSTEMS BUSINESS.

     We could incur liabilities from the sale of the PC Systems business to GTG PC. According to the terms of our agreement with GTG PC, we retained liabilities relating to the operation of the PC systems business prior to the closing of the transaction, including liabilities for taxes, contingent liabilities and liabilities for accounts payable accrued prior to the closing. The contingent liabilities could include claims for violations of intellectual property rights, remittances of sales taxes, and employee related claims. We also agreed to indemnify GTG PC and its affiliates for any breach of our representations and warranties contained in the agreement for a period of two years, or for the applicable statute of limitations for matters related to taxes. Our indemnification obligation is capped at $10.0 million. Except for claims for fraud or injunctive relief, this indemnity is the exclusive remedy for any breach of our representations, warranties and covenants contained in the agreement with GTG PC. Accordingly, we could be required in the future to make payments to GTG PC and its affiliates in accordance with the agreement, which could adversely affect our future results of operations and cash flows.

WE MAY BE REQUIRED TO PAY SALES AND USE TAXES RELATED TO OUR DISCONTINUED OPERATIONS.

     During the third quarter of 1997, we began to collect and remit applicable sales or use taxes in nearly all states. We are a party to agreements with nearly all states which generally limit our liability, if any, for non-remittance of sales and use taxes prior to such agreements' effective dates. We have previously accrued a liability for the estimated settlement cost of issues related to sales and use taxes not covered by such agreements. Although management believes the resolution of any matters relating to the non-remittance of sales or use taxes will not result in significant liability there can be no assurance that there will not be an adverse affect on the Company's business, financial position, results of operations and cash flows. This potential liability will remain with us even though we sold the PC Systems business.

WE MAY NOT EFFECTIVELY EXECUTE OUR WEB HOSTING STRATEGY AND, AS A RESULT, OTHERS MAY SEIZE THE MARKET OPPORTUNITY.

     If we fail to execute our Web hosting strategy in a timely or effective manner, our competitors may be able to seize the opportunity we have identified to address the Web hosting needs of small- and medium-sized businesses. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks, and the failure to complete any one of these may jeopardize our strategy as a whole. In order to be successful, we will need to:

     o    market our services and build our brand name effectively;
     o provide reliable and cost-effective services that can be expanded to meet the demands of our customers;
     o    develop new products and services;
     o    continue  to  enhance  the   efficiency  of  our   infrastructure   to
          accommodate additional customers;
     o    continue to expand our customer base;
     o    continue to respond to competitive developments;
     o influence and respond to emerging industry standards and other changes; and
     o    attract, retain and motivate qualified personnel.

WE FACE INTENSE COMPETITION.

     The Web hosting and applications hosting markets are highly competitive and are becoming more so. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. We may not have the resources, expertise or other competitive factors to compete successfully in the future. Many of our competitors have greater name recognition and more established relationships in the industry than us. As a result, these competitors may be able to:

     o develop and expand their network infrastructures and service offerings more rapidly;
     o adapt to new or emerging technologies and changes in customer requirements more quickly;
     o    take advantage of acquisition  and other  opportunities  more readily;
          and
     o devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

     In an effort to gain market share, some of our competitors have offered, and may in the future offer, Web hosting services similar to ours at lower prices or with greater incentives, including free start-up and domain name registration, periods of free service, low-priced Internet access or free software. In addition, some of our competitors may be able to provide customers with additional benefits, including reduced communications costs, which could make the overall cost of their services lower than ours. We may not be able to reduce the pricing of our services or offer incentives in response to the actions of our competitors without harming our business. Because of the fierce competition in the Web hosting and applications hosting industry, the number of competitors could lead to a surplus in service providers, leading to further reductions in the prices of services. We also believe that the market in which we compete is likely to consolidate further in the near future, which could result in increased price and other competition that could damage our business.

     Current and potential competitors in the market include Web hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, computer hardware suppliers and large information technology firms that provide a wide array of information technology services. These competitors may operate in one or more of these areas and include companies such as XO Communications and Verio. In addition, large companies such as Sprint, WorldCom, Yahoo and SBC have entered or indicated their intent to enter one or more of these markets.

OUR ABILITY TO SUCCESSFULLY MARKET OUR SERVICES COULD BE SUBSTANTIALLY IMPAIRED IF WE CANNOT DEPLOY NEW INTERNET APPLICATIONS OR IF NEW INTERNET APPLICATIONS WE DEPLOY PROVE TO BE UNRELIABLE, DEFECTIVE OR INCOMPATIBLE.

     We may experience difficulties that could delay or prevent the successful development, introduction or marketing of Internet application services in the future. If any newly introduced Internet applications suffer from reliability, quality or compatibility problems, market acceptance of our services could be greatly hindered and our ability to attract new customers could be adversely affected. New applications we deploy may suffer from reliability, quality or compatibility problems. If we incur increased costs or cannot, for technical or other reasons, host and manage new Internet applications or enhancements of existing applications, our ability to successfully market our services could be substantially impaired. In addition, new services or applications may not be accepted by our customers.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY AFFECT OUR BUSINESS OR COULD ALLOW COMPETITORS TO MINIMIZE ANY ADVANTAGE THAT OUR PROPRIETARY TECHNOLOGY MAY GIVE US.

     We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our services. At this point, we have no patented technology that would preclude or inhibit competitors from entering the Web hosting market that we serve. While we may file patent applications on particular aspects of our technology, we cannot be sure that we will receive any patents. While it is our practice to require all of our employees to enter into agreements containing non-disclosure, non-competition and non-solicitation restrictions and covenants, and while some of our agreements with customers and suppliers prohibit or restrict the disclosure of proprietary information, we cannot be sure that these contractual arrangements or the other steps we take to protect our proprietary rights will prove sufficient to prevent illegal use of our proprietary rights or to deter independent, third-party development of similar proprietary assets.

     Policing unauthorized use of products or methods of operation and fully protecting our proprietary rights is difficult, and we cannot guarantee that steps taken to protect our proprietary rights will be adequate. In addition, effective copyright, trademark, trade secret and patent protection may not be available in every country in which our products and services are offered. Further, we currently are, and in the future may be, involved in legal disputes relating to the validity or alleged infringement of our intellectual property rights or those of a third party. We expect that participants in the Web hosting market will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Intellectual property litigation is typically extremely costly and can be disruptive to business operations by diverting the attention and energies of management and key technical personnel. In addition, any adverse decisions could subject us to significant liabilities, require us to seek licenses from others, prevent us from using, licensing or selling certain of our products and services, or cause severe disruptions to operations or the markets in which we compete, any one of which could dramatically impact our business and results of operations.

     Periodically, we are made aware that technology we used in our discontinued operations may have infringed on intellectual property rights held by others. We have evaluated all such claims and, if necessary and appropriate, sought to obtain licenses for the use of such technology. If we or our suppliers are unable to obtain licenses necessary to use intellectual property in our discontinued operation's products or processes, we may be forced to defend legal actions taken against us relating to allegedly protected technology. We evaluate all such claims and have accrued a liability and charged operations for the estimated costs of settlement or adjudication of claims for alleged infringement. Resolution of these claims could have a material adverse effect on future results of operations and cash flows.

WE FACE RISKS RELATING TO EXISTING LITIGATION.

     Interland is defending an employee class action lawsuit claim filed in the U.S. District Court for Idaho. The case involves alleged violations of the Fair Labor Standards Act, particularly failures to pay non-exempt employees overtime for hours worked in excess of 40 in a week as well as other alleged violations of the FLSA and state wage and hour laws. No class has been certified in the case. Interland disputes the claim and does not believe that it is liable for material additional wages. The case is currently in discovery, and Interland is therefore unable to estimate total expenses, possible loss or range of loss that may ultimately be connected with the matter. This potential liability remains with Interland even though it sold the PC Systems business.

WE RELY HEAVILY ON KEY PERSONNEL.

     Our success will depend, in part, on our ability to attract and retain key management, technical and sales and marketing personnel. We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas. We experience strong competition for such personnel in the Web hosting industry. Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key personnel could have a material adverse effect on our business, financial position, results of operations and cash flows.

IF WE CANNOT OBTAIN SUFFICIENT TELECOMMUNICATIONS NETWORK CAPACITY AT REASONABLE COSTS, WE MAY NOT BE ABLE TO PROVIDE SERVICES AT PRICES ACCEPTABLE TO OUR CUSTOMERS, THEREBY REDUCING DEMAND FOR OUR SERVICES.

     Our success depends upon the capacity, reliability and security of our network infrastructure, including the capacity leased from telecommunications network suppliers. Our network currently delivers service through Cable &

Wireless, McLeod, Qwest, Genuity, WorldCom, Level 3, XO Communications, Sprint, AT&T, BellSouth and Pacific Bell. Some of these suppliers are also competitors. Our operating results depend, in part, upon the pricing and availability of telecommunications network capacity from a limited number of providers. If capacity is not available as our customers' usage increases, our network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our business would suffer if our network suppliers increase the prices for their services and we cannot pass along the increase to our customers. Any failure on our part or on the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services, damage our business reputation and increase our costs.

WE DEPEND ON RESELLERS TO MARKET AND SELL MANY OF OUR SERVICES. WE DO NOT CONTROL OUR RESELLERS, AND IF WE FAIL TO DEVELOP OR MAINTAIN GOOD RELATIONS WITH OUR RESELLERS, WE MAY NOT ACHIEVE EXPECTED GROWTH IN CUSTOMERS AND REVENUES.

     An element of our growth strategy is to use more third parties to resell our services. Many of these resellers are Web development or Web consulting companies that also sell our Web hosting services, but that generally do not have established customer bases to which they can market our services. We are not currently dependent on any one reseller to generate a significant level of business, but we have benefited from business generated by the reseller channel. Although we try to provide our resellers with incentives such as price discounts on our services, the failure of our services to be commercially accepted in some markets, whether as a result of a reseller's performance or otherwise, could cause our current resellers to discontinue their relationships with us, and we may not be successful in new reseller relationships as needed.

WE ARE SUBJECT TO CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS.

     In the Web and applications hosting industry, service providers must keep pace with evolving technologies in order to offer relevant, sophisticated services on a timely basis to meet rapidly changing customer demands. Our success depends, in part, upon the ability to offer services that incorporate leading technologies, address the increasingly sophisticated and varied needs of our current and prospective Web and applications hosting customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for Web hosting services is characterized by rapidly changing and unproven technologies, evolving industry standards, changes in customer needs, emerging competition and frequent introductions of new services. To be successful, we must continually improve the performance, features and reliability of our services, including our proprietary technologies, and modify our business strategies accordingly. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Technological advances may have the effect of encouraging some of our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide.

     We also believe that to compete successfully, our services must remain compatible with products offered by various vendors. Enhanced or newly developed third-party products may not be compatible with our infrastructure or adequately address the needs of our customers. Although we currently intend to support emerging standards, industry standards may not be established. Even if they are established, we may not be able to conform to these new standards swiftly enough to remain competitive. Our failure to conform to the prevailing standard, or the failure of a common standard to emerge, could cause us to lose customers or fail to attract new customers. In addition, third-party products, services or technologies could render our services noncompetitive or obsolete.

WE DEPEND ON THE RELIABLE PERFORMANCE AND INCREASING USE OF THE INTERNET TO ATTRACT CUSTOMERS.

     As a Web and applications hosting company, our success depends in large part on growing use of the Internet. The lack of this continued growth would adversely affect our business because we would not gain additional customers, and our existing customers might not have any further use for our services. Internet usage and growth may be inhibited for a number of reasons, such as:

     o    inadequate network infrastructure;
     o    security concerns;

     o uncertainty of legal and regulatory issues concerning the use of the Internet;
     o    inconsistent quality of service;
     o    unavailability of cost-effective, reliable, high-speed service; and
     o    failure of Internet use to expand internationally.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. For example, outages and other delays occurring throughout the Internet network infrastructure have caused Web site service interruptions. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could grow more slowly or decline.

WE ARE VULNERABLE TO SYSTEM FAILURES, WHICH COULD HARM OUR REPUTATION AND CAUSE OUR CUSTOMERS TO SEEK REIMBURSEMENT FROM US AND TAKE THEIR BUSINESS TO ANOTHER PROVIDER.

     We must be able to operate the systems that manage our network around the clock without interruption. Our operations depend upon our ability to protect network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Although we attempt to build redundancy into our networks, the networks remain subject to various points of failure. For example, a problem with one of our routers (devices that move information from one computer network to another) or switches could cause an interruption in services to a portion of our customers. In the past, we have experienced periodic service interruptions. In addition, failure by any of our telecommunications providers to provide us the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could produce service interruptions. Future interruptions could:

     o    cause customers or end users to seek damages for losses incurred;
     o    require us to replace existing equipment or add redundant facilities;
     o    damage our reputation for reliable service;
     o    cause existing customers to cancel their contracts; or
     o    make it more difficult for us to attract new customers.

OUR DATA CENTERS AND NETWORKS ARE VULNERABLE TO SECURITY BREACHES.

     A significant barrier to electronic commerce and communications is the need for secure transmission of confidential information over public networks. Some of our services rely on licensed, third-party security technology that provides the encryption and authentication necessary to effect secure transmission. Despite the design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. In the past, we have experienced, and we may experience in the future, delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. In addition, inappropriate use of the network by third parties could jeopardize the security of confidential information, such as credit card and bank account numbers, stored in our computer systems. These security risks expose us to potential liability and could also cause us to lose existing and potential customers. In addition, third parties could intentionally interfere with the operation of customers' Web sites, by, for example, causing an overload of traffic to these Web sites.

     Although we intend to continue implementing industry-standard security measures, third parties may be able to overcome the measures we implement. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive, and efforts to address such problems could cause interruptions, delays or cessation of service to customers, and harm our reputation and growth. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions.

UNKNOWN SOFTWARE DEFECTS COULD HARM OUR BUSINESS AND REPUTATION BY DISRUPTING SERVICE.

     Our service offerings depend on complex software, including proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our services or enhancements until we deploy the software. Although we have not experienced any material software defects to date, defects may occur in the software we use. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause revenue losses, delay market acceptance or divert our development resources.

PROVIDING   SERVICES  TO  CUSTOMERS   WITH  CRITICAL  WEB  SITES  AND  WEB-BASED
APPLICATIONS COULD EXPOSE US TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR OTHER DAMAGES.

     Because our Web hosting and applications hosting services are critical to many of our customers' businesses, any significant interruption in those services could result in lost profits or other indirect or consequential damages to our customers, as well as negative publicity and additional expenditures for us to correct the problem. Although the standard terms and conditions of our customer contracts disclaim liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problem that the customer may ascribe to our service. A court might not enforce limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations even if we believe we have meritorious defenses to claims. In such cases, we could be liable for substantial damage awards, which might exceed our liability insurance by significant amounts, seriously harming our business.

WE COULD FACE LIABILITY FOR INFORMATION DISTRIBUTED THROUGH OUR NETWORK.

     The law relating to the liability of online services companies for information carried on or distributed through their networks is currently unsettled. Online services companies could be subject to claims under both United States and foreign law for defamation, negligence, copyright or trademark infringement, violation of securities laws or other theories based on the nature and content of the materials distributed through their networks. Several private lawsuits seeking to impose such liability are currently pending against other companies. In addition, organizations and individuals have sent unsolicited commercial e-mails from servers hosted by service providers to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. We may, in the future, receive complaints from recipients of information transmitted by our customers. Although we prohibit our customers by contract from spamming, we cannot assure you that our customers will not engage in this practice, which could subject us to claims for damages.

     In addition, we may become subject to proposed legislation that would impose liability for or prohibit the transmission over the Internet of some types of information. Other countries may also enact legislation or take action that could impose liability on us or render us unable to operate in those countries. Increased exposure to liability for information carried on or distributed through our systems may require us to implement measures to reduce our exposure, which may require expending substantial resources, or discontinuing service offerings. Increased attention to liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

OUR  BUSINESS  MAY  BE  AFFECTED  BY  GOVERNMENT   REGULATION  AND  OTHER  LEGAL
DEVELOPMENTS.

     Only a small body of laws and regulations currently applies specifically to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, however, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. We cannot fully predict the nature of future legislation and the manner in which government authorities may interpret and enforce such legislation. As a result, we and our customers could be subject to liability under future legislation, which in turn could have a material adverse effect on our business. For example, if legislation were adopted in the U.S. or internationally that makes transacting business over the Internet less favorable or otherwise curtails the growth of the Internet, our business would suffer. The adoption of any such laws or regulations might slow the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business or in some other manner harm our business.

     In addition, whether existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy apply to the Internet is uncertain. These laws generally pre-date the advent of the Internet and related technologies and, as a result, do not consider or address the unique issues of the Internet and related technologies. Changes to laws intended to address these issues could create uncertainty in the marketplace, reducing demand for our services or increasing the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business.

     In addition, because our services are available over the Internet virtually worldwide, and because we facilitate sales by our customers to end users located in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in those states or that we have a permanent establishment in the foreign country.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS.

     Revenues from international sales contributed approximately 8.0% of our revenues for the quarter ended May 31, 2002, and approximately 8.4% of our revenues for the nine-month period ending on that same date. International business is subject to a number of special risks, including:

     o    different regulatory requirements;
     o    different privacy, censorship and liability standards and regulations;
     o    less protective intellectual property laws;
     o    different technology standards;
     o    unexpected changes in, or imposition of, regulatory requirements;
     o    tariffs and other barriers and restrictions;
     o    general geopolitical risks such as political and economic instability;
     o hostilities among countries and changes in diplomatic and trade relationships; and
     o    other factors beyond our control.

SUBSTANTIAL FUTURE SALES OF SHARES BY SHAREHOLDERS COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     If our shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. Micron Technology Foundation beneficially owned approximately 43% of our outstanding common stock at the time of the Interland-Georgia transaction. The parties who purchased the shares held by the Foundation have the right to require us to register their shares for sale pursuant to an existing registration rights agreement, and most are among the selling shareholders in a separate Form S-3 Registration (File No. 333-96647) that is currently under review with the SEC. After February 6, 2003, the shares purchased from the Foundation will also be eligible for resale on the public markets without registration, subject to volume limitations and holding period requirements imposed by Rule 144 of the Securities Act.

                           FORWARD LOOKING STATEMENTS

     This prospectus, and the information incorporated herein by reference, contains forward-looking statements and information made or provided by us that are based on the beliefs of our management as well as estimates and assumptions made by and information currently available to our management. The words "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "intend," "believe," "expect," "anticipate," "estimate," "plan," "future" and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding future services, market expansion and pending litigation. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, which are as of their respective dates. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under "Risk Factors" and elsewhere in this prospectus.

     Some of the forward-looking statements contained in this prospectus include:

     o statements regarding the expected benefits to be derived from the Interland-Georgia merger or other acquisitions;
     o statements regarding the expectation that Interland will generate free cash flow from ongoing operations in the first quarter of 2003;
     o statements regarding the adequacy of Interland's available cash resources;
     o    statements regarding existing litigation; and
     o statements regarding Interland's strategy for minimizing certain negative aspects of its target markets.

     In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in United States and international economic, market, legal or regulatory circumstances, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and United States and foreign governmental authorities, and various other factors. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly and markedly from those expressed in such forward-looking statements, and there can be no assurance that the events described in forward-looking statements contained in this prospectus will in fact occur.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus, to reflect future events or developments.

                                 USE OF PROCEEDS

     This prospectus relates to the offer and sale of our common stock by the shareholders named herein. We will not receive any proceeds from the sale of the common stock. We will pay all expenses related to the registration of the common stock except underwriting discounts and commissions and fees and expenses of counsel for the selling shareholders.

                      SHAREHOLDERS WITH REGISTRATION RIGHTS

     The shareholders named below have contractual rights to require us to register the resale of their shares, and have elected to exercise those rights.

     The common stock to which this prospectus relates is being offered by former shareholders of iNNERHOST, Inc. On August 30, 2002, we issued an aggregate 4,171,538 shares of common stock to the shareholders named below in connection with the acquisition of iNNERHOST. We also entered into a registration rights agreement granting them the right to require us to register the shares. Of these shares, 1,608,830 shares are subject to potential forfeiture based upon the annualized revenue of the former iNNERHOST business for the three months ending October 31, 2002, and 484,683 shares are subject to an escrow agreement securing the representations and warranties in the merger agreement.

     The former iNNERHOST shareholders will be entitled to additional shares if the five-day average trading price of Interland stock is less than $2.50 per share on either or both of the following dates:

     o the later of: (i) the effective date of this registration statement and (ii) November 28, 2002; or

     o the later of: (i) the effective date of this registration statement and (ii) the date that it is finally determined the shares subject to forfeiture shall not be forfeited.

The maximum number of additional shares that may be issued under these circumstances is 5,530,284. These shares are included in the chart below. See "Plan of Distribution" for further information regarding restrictions on the number of shares which the former shareholders of iNNERHOST, and their successors, may sell.

     The following table states the name of each shareholder who may sell under this prospectus and, for each shareholder, the number of shares of our common stock beneficially owned as of September 17, 2002, and the percentage of our stock that number represents; the number of shares which may be sold using this prospectus; and the number of shares of common stock that will be beneficially owned after the completion of this offering (assuming the sale of all shares offered), and the percentage of our common stock that number represents.


                                            BENEFICIAL OWNERSHIP PRIOR                             BENEFICIAL OWNERSHIP
                                                  TO THE OFFERING                                 AFTER THE OFFERING (1)
                                            ----------------------------      NUMBER OF         -------------------------
NAMES OF  SHAREHOLDERS                       SHARES       PERCENTAGE        SHARES OFFERED       SHARES       PERCENTAGE
----------------------------------------    ----------    --------------    ---------------     ----------   ------------

Spire Capital Partners, L.P. (2) (3)....     6,236,177           4.3%           6,236,177              0            -
Spire Investments, LLC (2)(4) ..........       231,705             *              231,705              0            -
Waller-Sutton Media Partners, L.P. (2)
    (4) ................................     3,233,941           2.3%           3,233,941              0            -


-----------------------------
*Less than 1% of the outstanding shares

(1) Assumes that all common stock offered will be sold, that we will not issue additional shares before the offering is completed, and that the shareholder will not acquire more shares before completion of the offering.

(2) This shareholder has agreed to certain restrictions on sales of these shares. See "Plan of Distribution ? Certain Restrictions on Sales by Other Shareholders.

(3) Includes 3,554,778 contingent shares, 1,034,131 shares subject to forfeiture, and 311,546 shares subject to escrow. In addition, 62.5% of the shares shown above are subject to lock-up for periods of up to nine months pursuant to a Stock Restriction Agreement. In addition, Spire Capital and Spire Investments, are under common control and each may be deemed to beneficially own the shares held by the other. See "Plan of Distribution". The address for this shareholder is: c/o Spire Capital Management Co., 30 Rockefeller Plaza, Suite 4200, New York, New York 10112.

(4) Includes 132,078 contingent shares, 38,473 shares subject to forfeiture, and 11,575 shares subject to escrow. In addition, 62.5% of the shares shown above are subject to lock-up for periods of up to nine months pursuant to a Stock Restriction Agreement. In addition, Spire Capital and Spire
     Investments, are under common control and each may be deemed to beneficially own the shares held by the other. See "Plan of Distribution". The address for this shareholder is: c/o Spire Capital Management Co., 30 Rockefeller Plaza, Suite 4200, New York, New York 10112.

(5) Includes 1,843,428 contingent shares, 536,277 shares subject to forfeiture, and 161,561 shares subject to escrow. In addition, 62.5% of the shares shown above are subject to a lock-up for periods of up to nine months pursuant to a Stock Restriction Agreement. See "Plan of Distribution". The address for this shareholder is: c/o Waller-Sutton Management Group, Inc., One Rockefeller Plaza, Suite 3300, New York, New York 10020.

                              PLAN OF DISTRIBUTION

     The shareholders named herein may offer and sell shares of common stock offered by this prospectus during the two-year period beginning on the date of this prospectus, in one or more of the following transactions:

     o on The Nasdaq National Market or any other quotation service or securities exchange that lists the common stock for trading;
     o    in the over-the-counter market;
     o in transactions other than on such exchanges or in the over-the-counter market;
     o    in negotiated transactions;
     o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;
     o by pledge to secure debts and other obligations or on foreclosure of a pledge; and
     o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock, whether the options are listed on an options exchange or otherwise.

     The named shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions. These shareholders have advised us that they have no arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus.

     The shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. We will pay all registration fees and expenses for the common stock offered by this prospectus.

     The shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" within the meaning of Section 2(11) under the Securities Act of 1933 and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the shareholders named herein against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     A shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that shareholder, including in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge to a broker-dealer the securities offered by this prospectus, and the broker-dealer may sell the securities so loaned or, upon a default, sell or otherwise transfer the pledged securities offered by this prospectus.

     Because selling shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed to be "underwriters" under the Securities Act, the selling shareholders and any underwriter, agent, broker or dealer that participates in sales of common stock offered by this prospectus will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     The selling shareholders and other persons participating in the sale or distribution of the securities may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Instead of selling common stock under this prospectus, shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     o    the specific shares of common stock to be offered and sold;
     o    the names of the selling shareholders;
     o the respective purchase prices and public offering prices and other material terms of the offering;
     o    the names of any participating agents, broker-dealers or underwriters;
          and
     o any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

     In addition, upon Interland being notified by a selling shareholder that a permitted transferee to which the right to utilize this prospectus, as determined in accordance with the registration rights agreement, has been transferred intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Shareholders who sell shares using this prospectus may also include persons who obtain common stock from one of the named shareholders as a gift, for no consideration upon dissolution of a corporation, partnership or limited liability company, on foreclosure of a pledge or in another private transaction; provided, however, that if a permitted transferee intends to sell more than 500 shares of such Interland common stock, the filing of a supplement to this prospectus will be required.

CERTAIN RESTRICTIONS ON SALES BY SHAREHOLDERS

Stock Restriction Agreement

     The named shareholders have agreed not to sell or otherwise dispose of 62.5% of the Interland shares they receive in connecting with the sale of iNNERHOST, except as permitted in the stock restriction agreement.

     Beginning on November 28, 2002, the shareholders may sell an additional 20.83% of their Interland shares. Beginning December 2, 2002, and on the first trading day of each month thereafter for the next six months, the shareholders may sell an additional 6.94% of the Interland shares. For each of these monthly release dates, if this registration statement is not effective and available for sales of shares for the ten consecutive trading days following the first trading day of such month, an additional 6.94% of the shares will become available for sale. On May 30, 2003, the ninth monthly anniversary, all shares not previously released shall be released for sale.

     The transfer prohibitions do not apply:

     o    to transfers:
          >> to or for the benefit of a trust for the benefit such selling shareholders or other family members, subject to certain restrictions;
          >> to or for the benefit of the partners of such selling shareholders as part of a general distribution to all partners;
          >> pursuant to an involuntary transfer of the securities in the case of divorce, foreclosure, or bankruptcy; or
          >> upon the selling shareholder's death, pursuant to his will or trust or via the laws of descent and distribution.
     o    in the event of a change of control of Interland;
     o in the event of bankruptcy of or receivership over us or our material subsidiaries;
     o in the event of any delisting of our common stock from Nasdaq or any de-registration of us under securities laws; or
     o in the event of a default by us on any of our indebtedness for borrowed money in excess of $5 million.

Merger Agreement

     Under the terms of the merger agreement, 1,034,131 shares held by Spire Capital, 38,423 shares held by Spire Investment and 536,277 shares held by Waller-Sutton are subject to forfeiture, based upon the annualized revenue of the iNNERHOST business acquired by us in the merger, for the three months ending October 31, 2002. If this annualized revenue figure exceeds the amount of $9,352,680, the shareholders may retain all of these shares. If the annualized figure drops below that amount, shares will be forfeited on a pro rata basis.

Escrow Agreement

     The named shareholders also entered into a one year escrow agreement pursuant to which they deposited an aggregate of 484,683 shares of common stock to secure performance and discharge of indemnification obligations related to the acquisition. The escrow agreement makes no provision for sale of these shares by the shareholders prior to their release from escrow, except for sales back to Interland to satisfy claims under the escrow agreement.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is based upon our articles of incorporation, as amended; our bylaws, as amended; and applicable provisions of law. We have summarized certain portions of the articles and bylaws below. The summary is not complete. Our articles of incorporation and bylaws are included as exhibits to this prospectus.

     Certain provisions of our articles of incorporation, our bylaws and the Minnesota Business Corporation Act may have an anti-takeover effect, as summarized below. These provisions could delay, defer or prevent tender offers or takeover attempts you might consider in your best interests, such as those offering a premium over the market price for your shares.

AUTHORIZED CAPITAL STOCK

     Our articles of incorporation currently authorize us to issue 210 million shares of stock, par value $.01 per share, including common stock and any other series or class of stock which the board may designate.

COMMON STOCK

     On August 31, 2002, there were outstanding 141,290,429 shares of common stock, par value $.01 per share, held by approximately 1,700 shareholders of record. Our common stock trades on The Nasdaq National Market under the symbol "INLD."

     Subject to the rights of the holders of any preferred stock or other similar senior equity securities, each holder of common stock is entitled to receive any dividends our board of directors declares out of funds legally available. If we liquidate, holders of common stock are entitled to share equally in any distribution of our assets, after we pay our liabilities and the liquidation preference of any preferred stock or other similar senior equity securities.

     Each holder of common stock is entitled to one vote per share on all matters presented to a vote of stockholders, including the election of directors. All questions are decided by a majority vote of the shares represented at a meeting at which a quorum is present, except as provided otherwise by Minnesota law or by the rules of a stock exchange or quotation system on which any class or series of our stock may be listed or quoted. Generally, the holders of a majority of the shares entitled to vote constitute a quorum. All outstanding common stock is fully paid and non-assessable. Our common stock does not carry cumulative voting rights, or any of the following:

     o preemptive rights to purchase or subscribe for any stock or other securities;
     o    conversion rights;
     o    redemption rights; or
     o    sinking fund provisions.

     Our articles of incorporation contain no restrictions on the alienability of our common stock. Except as disclosed in the sections entitled "Certain Articles of Incorporation and Bylaw Provisions" and "Minnesota Anti-Takeover Law" below, there are no provisions in our articles or bylaws or any agreement or plan involving us that would discriminate against any existing or prospective holder of common stock as a result of a holder owning a substantial amount of common stock.

PREFERRED STOCK AND OTHER SIMILAR SENIOR EQUITY SECURITIES

     Our board of directors has the authority under our articles of incorporation to create and issue one or more classes or series of stock up to the overall number of shares of stock authorized, and to determine all rights, limitations and preferences of any such class or series, including voting, liquidation, and dividend rights. We have no shares of preferred stock or other senior equity securities designated, and the board has no current plans to designate or issue any. However, the board could, under our bylaws, create and issue preferred stock or other similar senior equity securities without further stockholder action, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted. Issuing such preferred stock or other similar senior equity securities could adversely affect the voting and other rights of common stockholders.

     The board could also create and issue equity securities with rights, privileges or restrictions that would effectively discriminate against existing or prospective stockholders who beneficially own, or commence a tender offer for, a substantial amount of common stock. Having authorized but unissued and unreserved shares of capital stock may discourage or make more difficult an attempt by a potential acquirer to obtain control of Interland by means of a merger, tender offer, proxy contest or otherwise. Issuing such shares of capital stock might therefore deter or prevent a change in control without any further stockholder action, which protects the continuity of our management.

CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

     Shareholders' rights and related matters are governed by our articles of incorporation and bylaws, and by the Minnesota Business Corporation Act. Certain provisions of our articles and bylaws could delay, deter or prevent a change in control or make it more difficult to effect changes in management.

     Issuance of Preferred Stock or Other Similar Senior Equity Securities. As described above, our articles permit the board of directors to issue preferred stock or other similar senior equity securities without shareholder approval and to determine the rights and privileges of the newly issued securities. Issuing such preferred stock or other similar senior equity securities could allow the board to confer rights upon existing shareholders that would make a takeover less desirable.

     Special Meeting Call Restrictions. A special meeting of stockholders must be called by:

     o    the Chief Executive Officer;
     o    the Chief Financial Officer;
     o    any two or more directors; or
     o one or more shareholders holding 10% or more of the shares entitled to vote on the matters to be presented to the meeting.

This provision may make it more difficult for stockholders to take action opposed by our board, including any sale of Interland, which the shareholders may favor.

     Number of Directors, Removal, Filling Vacancies. Under our bylaws, the board of directors may increase the number of directors on the board. The board also fills any vacancies on the board, including newly created directorships. A director elected by the board serves only until a successor is elected by the shareholders at the next annual or special meeting.

     For a period of two years after August 6, 2001, all directors, except those named by the board to fill a vacancy, may be removed from the board only for cause. Otherwise, holders of a majority of the shares entitled to vote at an election of directors may, by affirmative vote, remove any or all directors from office with or without cause.

     Amendment of Charter and Bylaw Provisions. Our board may adopt, amend or repeal any provision of the bylaws, subject to the power of the shareholders to amend or repeal such bylaws, except that the board may not:

     o    alter the quorum for shareholders' meetings;
     o    prescribe   procedures   for  removing   directors  or  filling  board
          vacancies; or
     o fix the number, classifications, qualifications, or terms of office of directors, except that the board may increase the number of directors.

Amendments to the articles of incorporation require the affirmative vote by a majority of the shares present and entitled to vote. An amendment cannot be submitted to a vote unless it has been approved by the affirmative vote of a majority of the directors present, or it is proposed by a shareholder or shareholders holding at least 3% of the shares entitled to vote. The board is not obligated to present substantially the same shareholder-proposed amendments more than once during a 15-month period, except to the extent required by federal securities laws and regulations.

     Cumulative Voting. Our common stock does not have cumulative voting rights. This means that the owners of more than 50% of the shares may elect all the directors if they choose to do so, in which case the holders of the remaining shares would not be able to elect any directors.

     Liability and Indemnification of Directors and Officers. Our articles of incorporation and bylaws contain provisions permitted by Minnesota law relating to the liability of directors and officers. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

     o    breach of the director's duty of loyalty;
     o    acts  or  omissions  not  in  good  faith  or  involving   intentional
          misconduct or a knowing violation of law; or
     o any transaction from which the director derived improper personal benefit.

Our articles of incorporation provide for elimination and limitation of directors' liability to the fullest extent allowed by the Minnesota Business Corporation Act, including future amendments.

     We will indemnify and hold harmless to the fullest extent permitted by the Minnesota Business Corporation Act, including future amendments, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, if that person is or was a director, officer, employee or agent of Interland or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Indemnification will be made for civil, criminal, administrative or investigative proceedings. We will also pay the expenses incurred in connection with these proceedings before their final disposition to the fullest extent authorized by the Minnesota Business Corporation Act.

     These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter us or our stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. Although the provisions do not affect equitable remedies such as injunctive relief or rescission, or alter a director's liability under federal securities laws, in many situations these remedies may not be effective. For example, injunctive relief will not be beneficial when shareholders have no prior awareness of the board's consideration of a particular transaction or event.

     We have entered into indemnification agreements with each of our current directors and certain of our executive officers and intend to enter into such indemnification agreements with each of our other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained  directors' and officers'  liability  insurance with a per
claim  and  annual  aggregate  coverage  limit  of  $30  million,   including  a
reimbursement policy in favor of us.

MINNESOTA ANTI-TAKEOVER LAW

     Minnesota law contains provisions regulating takeovers of publicly held corporations like Interland. These provisions generally discourage or make more difficult takeovers or changes in control.

     Limitations on "control share acquisitions." Under section 302A.671 of the Minnesota Business Corporation Act, shares in a public corporation that have been acquired in a "control share acquisition" generally cannot be voted unless voting rights have been approved as specified in the statute. Generally, a "control share acquisition" is a transaction in which a person acquires, directly or indirectly, beneficial ownership of a number of shares such that all the shares beneficially owned by the person would entitle the person to at least 20% of the voting power if section 302A.671 did not apply.

     Limitations on combinations with "interested shareholders." Under section 302A.673, a public corporation may not engage in a business combination with a person who is an "interested shareholder," or that person's affiliate or associate, for four years after the person becomes an interested shareholder, without approval by a committee of "disinterested" directors. Generally, an "interested shareholder" is a person who beneficially owns, directly or indirectly, at least ten percent of the voting power of the outstanding shares, or who is an affiliate or associate of the corporation and at any time within the past four-years has beneficially owned, directly or indirectly, at least ten percent of the voting power of the then outstanding shares.

     "Fair price" requirement for takeover offers. Under section 302A.675, a person who engages in a "takeover offer" may not acquire additional shares of the same class for two years after the takeover offer without giving the selling shareholder a reasonable opportunity to sell the shares on terms substantially equivalent to those that were offered in the takeover offer. However, the section does not apply if, before the offeror purchased any shares in the takeover offer, the subsequent acquisition was approved following certain procedures set forth in the statute.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is:

                  Wells Fargo Shareowner Services
                  161 N. Concord Exchange
                  South Saint Paul, MN 55075
                  Phone: 1-800-468-9716


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. We have filed a registration statement on Form S-3 with the SEC to register under the Securities Act the common stock offered hereby. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the common stock offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     The following documents, which we have filed with the SEC (file number 000-17932), are incorporated by reference in and made a part of this prospectus:

     o Our annual report on Form 10-K for the fiscal year ended August 31, 2001, filed November 29, 2001, as amended on Form 10-K/A filed January 14, 2002;

     o Our current report on Form 8-K filed on August 6, 2001, as amended by Form 8-K/A on September 24, 2002;

     o Our quarterly report on Form 10-Q for the quarter ended November 30, 2001, filed January 16, 2002;

     o Our definitive proxy statement filed March 22, 2002 for the annual meeting of shareholders held on April 24, 2002;

     o Our quarterly report on Form 10-Q for the quarter ended February 28, 2002, filed April 15, 2002;

     o Our quarterly report on Form 10-Q for the quarter ended May 31, 2002, filed July 15, 2002; and

     o    Our current report on Form 8-K filed on September 24, 2002.

     We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. This information is also available without charge upon written or oral request to:

                                 Interland, Inc.
                           303 Peachtree Center Avenue
                                    Suite 500
                           Attention: General Counsel
                             Atlanta, Georgia 30303
                                 (404) 720-8301

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the common stock in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus has been passed upon for Interland by Arnall Golden Gregory LLP, Atlanta, Georgia.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Interland, Inc. for the year ended August 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            [INTERLAND LOGO OMITTED]






                          9,701,823 SHARES COMMON STOCK






--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------










                               SEPTEMBER ___, 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All expenses, other than fees and expenses of legal or other advisors to the selling shareholders, will be paid by Interland. Such expenses are as follows:*

         SEC registration fee...................................     $     2,419
         Printing expenses......................................          10,000
         Accounting fees and expense............................          10,000
         Legal fees and expenses................................          50,000
         Miscellaneous..........................................          17,581
                                                                     -----------
                  Total.........................................     $    90,000
                                                                     ===========

---------------------------
*The amounts set forth, except for the filing fees for the SEC, are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Unless prohibited or limited in a corporation's articles or bylaws, Section 302A.521 of the Minnesota Business Corporation Act requires indemnification of a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding if the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed the conduct to be in the best interests of the company or, in the case of conduct occurring in such person's official capacity for another organization, reasonably believed the conduct was not opposed to the best interests of the company. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in our name.

     As permitted by the Minnesota Business Corporation Act, our articles of incorporation provide that each director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 (regarding liability of directors for illegal distributions) or 80A.23 (regarding the sale of unregistered securities and fraud in connection with the sale of securities) of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when the provision in the articles became effective.

     As permitted by the Minnesota Business Corporation Act, our bylaws provide that the company shall indemnify any director, officer or employee made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person in accordance with the Minnesota Business Corporation Act.

     In addition,  Section  302A.521,  subdivision 3 of the  Minnesota  Business
Corporation Act requires us to pay reasonable expenses in advance of final disposition of the proceeding in certain instances unless limited by the articles of incorporation or bylaws of the company. Neither our articles of incorporation nor our bylaws impose any limitation on the advancement of expenses if the statutory provisions are met.

     We have entered into indemnification agreements with each of our current directors and certain of our executive officers and intend to enter into such indemnification agreements with each of our other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained  directors' and officers'  liability  insurance with a per
claim  and  annual  aggregate  coverage  limit  of  $30  million,   including  a
reimbursement policy in favor of us.

ITEM 16.  EXHIBITS


                                                             INCORPORATED BY REFERENCE TO OUR        FILED
                                                               PREVIOUS FILINGS WITH THE SEC       HEREWITH
                                                         -------------------------------------    ------------

   EXHIBIT     DESCRIPTION                                 FORM        DATE           NUMBER
   -------     -----------                                 ----        ----           ------
    2.03       Purchase Agreement, dated March 22,          8-K      4/10/01           2.01
               2001, by and among MEI California,
               Inc., the Registrant and Micron
               Technology, Inc. ("MTI").

    2.04       Agreement and Plan of Merger dated           8-K      4/10/01           2.01
               March 22, 2001, by and among the
               Registrant, Imagine Acquisition
               Corporation and Interland, Inc., a
               Georgia corporation
               ("Interland-Georgia").

    2.05       Membership Interest Purchase Agreement,     10-Q      5/31/01           2.01
               dated as of April 30, 2001, by and
               between the Registrant and GTG PC
               Holdings, LLC

    2.06       First Amendment to Membership Interest      10-Q      5/31/01           2.02
               Purchase Agreement and Form of
               Contributions Agreement, dated as of
               May 31, 2001, by and between the
               Registrant and GTG PC Holdings, LLC

   2.07(1)     Agreement and Plan of Merger dated as       10-Q      5/31/02           2.07
               of May 3, 2002, by and between Dialtone
               Inc., Jaguarcub Acquisition
               Corporation, Dialtone Stockholders'
               Representative, Inc., and Interland,
               Inc.

   2.08(1)     Agreement and Plan of Merger dated as      S-3/A      9/24/02           2.08
               of August 30, 2002 by and among
               Interland, Inc., Panthercub Acquisition
               Corporation, iNNERHOST, Inc., Spire
               Capital Partners, L.P., Spire
               Investment L.L.C., Waller-Sutton Media
               Partners, L.P. and the other
               stockholders of iNNERHOST, Inc.

    3.01       Unofficial Restated Articles of             10-Q      5/31/02           3.01
               Incorporation of Registrant (as amended
               through April 24, 2002)




                                       II-2




                                                             INCORPORATED BY REFERENCE TO OUR        FILED
                                                               PREVIOUS FILINGS WITH THE SEC       HEREWITH
                                                         -------------------------------------    ------------

   EXHIBIT     DESCRIPTION                                 FORM        DATE           NUMBER
   -------     -----------                                 ----        ----           ------

    3.02       Unofficial Restated Bylaws of               10-Q      5/31/02           3.02
               Registrant (as amended through August
               6, 2001)

    4.01       Form of Stock Certificate of the            10-K      8/31/01           4.01
               Registrant.

    4.02       Applicable provisions of the Articles
               of Incorporation and Bylaws of the
               Registrant (included as part of
               Exhibits 3.01 and 3.02 hereto)

    4.03       August 30, 2002 Registration Rights                                                          x
               Agreement by and among Interland, Inc.,
               Spire Capital Partners, L.P., Spire
               Investment, L.L.C, and Waller-Sutton
               Media Partners, L.P.

    4.04       Stock Restriction Agreement by                                                               x
               and among Interland, Inc., Spire
               Capital Partners, L.P., Spire
               Investment,  L.L.C., and Waller-Sutton
               Media Partners, L.P. dated August 29, 2002

      5        Opinion of Arnall Golden Gregory LLP                                                         x

    23.01      Consent of Independent Accountants                                                           x

     24        Power of Attorney (included as part of                                                       x
               the signature page hereto)


     (1) Schedules and exhibits have been omitted from this exhibit. A list of omitted schedules and exhibits is set forth immediately following the table of contents of the exhibit. Copies will be provided to the Commission upon request.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 24th day of September, 2002.

                                   INTERLAND, INC.


                                   /s/  David A. Buckel
                                   --------------------------------------------
                                   David A. Buckel
                                   Senior Vice President and
                                   Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each of the undersigned officers and directors of Interland, Inc. hereby constitutes and appoints Joel J. Kocher, David A. Buckel, and Allen L. Shulman, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto and including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with any regulatory authority, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                  Title                                   Date
---------                                  -----                                   ----

/s/ Joel J. Kocher
--------------------------------           Chairman of the Board, President        September 24, 2002
Joel J. Kocher                             and Chief Executive Officer
                                           (Principal Executive Officer)

/s/ David A. Buckel
--------------------------------           Senior Vice President and Chief         September 24, 2002
David A. Buckel                            Financial Officer (Principal
                                           Financial and Accounting Officer)

/s/ John B. Balousek                       Director                                September 24, 2002
--------------------------------
John B. Balousek

/s/ Robert Lee                             Director                                September 24, 2002
--------------------------------
Robert Lee

/s/ Robert T. Slezak                       Director                                September 24, 2002
--------------------------------
Robert T. Slezak

/s/ Edward Shapiro                         Director                                September 24, 2002
--------------------------------
Edward Shapiro


                                  EXHIBIT INDEX


                                                             INCORPORATED BY REFERENCE TO OUR        FILED
                                                               PREVIOUS FILINGS WITH THE SEC       HEREWITH
                                                         -------------------------------------    ------------

   EXHIBIT     DESCRIPTION                                 FORM        DATE           NUMBER
   -------     -----------                                 ----        ----           ------
    2.03       Purchase Agreement, dated March 22,          8-K      4/10/01           2.01
               2001, by and among MEI California,
               Inc., the Registrant and Micron
               Technology, Inc. ("MTI").

    2.04       Agreement and Plan of Merger dated           8-K      4/10/01           2.01
               March 22, 2001, by and among the
               Registrant, Imagine Acquisition
               Corporation and Interland, Inc., a
               Georgia corporation
               ("Interland-Georgia").

    2.05       Membership Interest Purchase Agreement,     10-Q      5/31/01           2.01
               dated as of April 30, 2001, by and
               between the Registrant and GTG PC
               Holdings, LLC

    2.06       First Amendment to Membership Interest      10-Q      5/31/01           2.02
               Purchase Agreement and Form of
               Contributions Agreement, dated as of
               May 31, 2001, by and between the
               Registrant and GTG PC Holdings, LLC

   2.07(1)     Agreement and Plan of Merger dated as       10-Q      5/31/02           2.07
               of May 3, 2002, by and between Dialtone
               Inc., Jaguarcub Acquisition
               Corporation, Dialtone Stockholders'
               Representative, Inc., and Interland,
               Inc.

   2.08(1)     Agreement and Plan of Merger dated as      S-3/A      9/24/02           2.08
               of August 30, 2002 by and among
               Interland, Inc., Panthercub Acquisition
               Corporation, iNNERHOST, Inc., Spire
               Capital Partners, L.P., Spire
               Investment L.L.C., Waller-Sutton Media
               Partners, L.P. and the other
               stockholders of iNNERHOST, Inc.

    3.01       Unofficial Restated Articles of             10-Q      5/31/02           3.01
               Incorporation of Registrant (as amended
               through April 24, 2002)



                                       II-6




                                                             INCORPORATED BY REFERENCE TO OUR        FILED
                                                               PREVIOUS FILINGS WITH THE SEC       HEREWITH
                                                         -------------------------------------    ------------

   EXHIBIT     DESCRIPTION                                 FORM        DATE           NUMBER
   -------     -----------                                 ----        ----           ------

    3.02       Unofficial Restated Bylaws of               10-Q      5/31/02           3.02
               Registrant (as amended through August
               6, 2001)

    4.01       Form of Stock Certificate of the            10-K      8/31/01           4.01
               Registrant.

    4.02       Applicable provisions of the Articles
               of Incorporation and Bylaws of the
               Registrant (included as part of
               Exhibits 3.01 and 3.02 hereto)

    4.03       August 30, 2002 Registration Rights                                                          x
               Agreement by and among Interland, Inc.,
               Spire Capital Partners, L.P., Spire
               Investment, L.L.C, and Waller-Sutton
               Media Partners, L.P.

    4.04       Stock Restriction Agreement by                                                               x
               and among Interland, Inc., Spire
               Capital Partners, L.P., Spire
               Investment,  L.L.C., and Waller-Sutton
               Media Partners, L.P. dated August 29, 2002

      5        Opinion of Arnall Golden Gregory LLP                                                         x

    23.01      Consent of Independent Accountants                                                           x

     24        Power of Attorney (included as part of                                                       x
               the signature page hereto)


     (1) Schedules and exhibits have been omitted from this exhibit. A list of omitted schedules and exhibits is set forth immediately following the table of contents of the exhibit. Copies will be provided to the Commission upon request.


                                      II-7


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